         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2000
                                                    REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  EPIMMUNE INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                 33-0245076
    (State or other jurisdiction                     (I.R.S. Employer
  of incorporation or organization)                Identification Number)
                             5820 NANCY RIDGE DRIVE
                               SAN DIEGO, CA 92121
                                 (858) 860-2500
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               DEBORAH A. SCHUEREN
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                                  EPIMMUNE INC.
                             5820 NANCY RIDGE DRIVE
                               SAN DIEGO, CA 92121
                                 (858) 860-2500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             FREDERICK T. MUTO, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 (858) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF CLASS OF              AMOUNT TO       OFFERING PRICE        AGGREGATE          AMOUNT OF
     SECURITIES TO BE REGISTERED       BE REGISTERED     PER SHARE (1)     OFFERING PRICE (1)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value             1,200,000          $10.828           $12,993,750         $3,430.35
===============================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Epimmune's common stock on March 14, 2000 as reported on the Nasdaq National Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS



                   SUBJECT TO COMPLETION, DATED MARCH 17, 2000

                                1,200,000 SHARES

                                  EPIMMUNE INC.

                                  COMMON STOCK



We are registering 1,200,000 shares of our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq National Market under the symbol "EPMN." The closing sale price of our common stock, as reported on the Nasdaq National Market on March 15, 2000, was $15.25 per share.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                 The date of this prospectus is ________, 2000.

        THIS PROSPECTUS IS PART OF A LARGER REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov."

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934:

        -      Annual Report on Form 10-K for the year ended December 31, 1999;
               and

        - Registration statement on Form 8-A, as amended, which includes a description of our common stock.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

        Epimmune Inc.
        5820 Nancy Ridge Drive
        San Diego, CA 92121
        Attn:  Investor Relations
        (858) 860-2500



                                       3.

                                  EPIMMUNE INC.

        Epimmune is developing novel vaccines for infectious diseases and cancer, building on our expertise and intellectual property in the field of T-cell recognition and activation. In the cancer field, we are collaborating with G.D. Searle & Co., a wholly-owned subsidiary of Monsanto Co., to develop immune stimulating products for the treatment of breast, colon, lung and prostate cancers. Our first product candidate, which targets breast, colon and lung cancers, is due to enter human clinical trials by the end of 2000. We are also in preclinical development with therapeutic vaccines for hepatitis C, hepatitis B and HIV, and prophylactic vaccines for hepatitis C, HIV and malaria.

        Eliciting a strong cellular, or T cell, immune response is crucial for treating and preventing certain infectious diseases and tumors. Clinicians have shown that the cellular immune response is associated with viral clearance and tumor regression in the subset of patients who spontaneously clear chronic viral infection and in cancer patients who respond to immunotherapy. This successful cellular immune response includes cytotoxic T cells, known as CTL, and helper T cells, known as HTL, which are directed toward specific antigen fragments, known as epitopes.

        Our vaccines are based on proprietary technology, known as EIS(TM), which enables the rapid identification of novel epitopes that can stimulate specific CTL and HTL immune responses. These epitopes can be identified from any protein or gene sequence, and, to date, we have identified, evaluated and included in our patent applications more than 10,000 such epitopes, and a small subset of these epitopes are used in our candidate vaccines. Furthermore, the EIS enables rapid immunological evaluation of the vast quantities of genomic data generated, making feasible the development of new vaccine candidates for such complex diseases as tuberculosis, malaria, herpes simplex virus and chlamydia.

        The use of epitopes in vaccine development offers several distinct advantages over traditional vaccine approaches.

        - First, the epitopes are selected from conserved regions of viral or tumor-associated antigens, reducing the likelihood of escape mutants. When using whole antigens, there is evidence that the immune response is directed largely toward variable regions of the antigen, allowing immune escape due to mutations.

        - Second, the ability to combine selected epitopes (CTL and HTL) and to alter their composition to enhance immunogenicity allows for manipulation of the immune response, as appropriate, for the target disease. Similar engineering of the response is not possible with traditional approaches.

        - Third, a major benefit of epitope-based, immune-stimulating vaccines is their safety. The possible pathological side effects caused by infectious agents or whole protein antigens, which might have their own intrinsic biological activity, is eliminated.

        - Finally, in order to develop the most effective vaccines, multiple antigens should be targeted. Combining multiple epitopes into a single vaccine offers a simple alternative to traditional combination vaccines and enables the design of a well-characterized product which contains minimal extraneous biological material.

        Based on our scientists' discoveries in the field, Epimmune has established a broad intellectual property position directed toward the methods of epitope identification, epitope compositions and epitope uses in vaccines and diagnostics products.

        Our executive offices are located at 5820 Nancy Ridge Drive, San Diego, California 92121, and our telephone number is (858) 860-2500.

        Unless otherwise indicated, all references to "Cytel" are to Cytel Corporation. Epimmune Inc. was Cytel's majority-owned subsidiary until July 1, 1999, at which time Cytel and Epimmune Inc. merged. All references to "we," "us" or "our company" are to the combined entity of Cytel and Epimmune Inc.



                                       4.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                  RISK FACTORS

        An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent quarterly report on Form 10-Q, in our most recent annual report on Form 10-K, and in any other documents incorporated by reference into this prospectus from our other SEC filings. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

WE ARE AT AN EARLY STAGE OF DEVELOPMENT. IF WE DO NOT SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS, WE MAY NEVER GENERATE SIGNIFICANT REVENUES.

        We are a research and development focused company. In collaboration with our corporate partner, Searle, we expect that Searle will initiate Phase I/II human clinical trials by the end of 2000. There are many factors which are outside of our control that may effect the timing of these trials and we cannot assure you the trials will commence within the anticipated timeframe. We have not completed the development of any product and, accordingly, have not begun to market or generate revenues from the commercialization of any product. We do not expect to market any of our therapeutic or prophylactic products for a number of years. If we do not successfully develop and commercialize products we may never generate significant revenues. Our potential therapies under development will require time consuming and costly research and development efforts, preclinical studies, clinical testing, regulatory approvals and additional investment prior to their commercialization, which may never occur.

        We cannot guarantee that our research and development programs will be successful or that we can show that our products are safe and effective in humans. For example, in March 1999, Cytel completed its Phase II/III clinical trial of Cylexin, its lead cell adhesion inhibitor compound. Based on disappointing results from this Phase II/III clinical trial, Cytel decided to terminate the clinical trials of Cylexin and discontinue its therapeutic anti-inflammatory business. Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or during commercial use. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

        We may never obtain FDA or other necessary regulatory approvals to successfully commercialize any of our products under development. Further, we may not be able to manufacture any products in commercial quantities in compliance with regulatory requirements at an acceptable cost. Even if we successfully develop and obtain approval for our products, we may fail to achieve the necessary market acceptance of these products. Our failure to address problems and delays relating to research and development, regulatory approval, manufacturing and marketing would harm our business.

IF SEARLE TERMINATES ITS COLLABORATION WITH US OR FAILS TO PERFORM AS EXPECTED UNDER THE COLLABORATION AGREEMENT, IT WILL SIGNIFICANTLY HARM THE DEVELOPMENT OF OUR CANCER EPITOPE PRODUCTS.

        We have entered into a research and development collaboration with Searle with respect to the production, use and sale of pharmaceutical products derived from our cancer epitopes and the use thereof in therapeutic vaccines. This collaboration is our only significant collaboration, and we are substantially dependent upon it. The success of the collaboration will depend, in significant part, on Searle's development, competitive marketing and strategic considerations, including the relative advantages of alternative products being developed or marketed by competitors. We expect that substantially all of our revenues for the foreseeable future will result from payments



                                       5.

under our existing, and any future, collaborations, including royalties on product sales and interest income. We cannot be certain that Searle will perform its obligations under the collaboration or that we will receive any future milestone payments or other amounts under the collaboration.

        We do not directly control the amount or timing of resources that Searle will devote to our collaboration, including the decision whether to proceed with clinical trials. Searle may not commit sufficient resources to our research and development programs or the commercialization of our products. If Searle fails to conduct its activities in a timely manner, or at all, our preclinical or clinical development related to our partnership with Searle could be delayed or terminated. The suspension or termination of the our collaboration with Searle, the failure of such collaboration to be successful or the delay in the development or commercialization of pharmaceutical products pursuant to such collaboration could harm our business.

IF WE CANNOT OBTAIN COLLABORATION OR LICENSE AGREEMENTS ON ACCEPTABLE TERMS IN THE FUTURE, WE MAY NOT SUCCESSFULLY DEVELOP SOME OF OUR PRODUCTS.

        We expect to rely on collaborative arrangements both to develop and commercialize pharmaceutical products. We cannot be certain that we will be able to enter into collaborative arrangements in the future, that any such arrangements will be successful or that we will receive royalty revenues, license fees or milestone payments from any such collaborative arrangements. In addition, our collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others as a means of developing treatments for the disease targeted by any collaborative program with us. In addition, we may be required to enter into licenses or other collaborative agreements with third parties in order to access technologies that are necessary to successfully develop certain of our products. We cannot be certain that we will be able to successfully negotiate acceptable licenses or other collaborative arrangements that will allow us to access such technologies. In addition, we cannot be certain that any technologies accessed through such licenses or other collaborations will successfully meet our requirements.

OUR ADDITIONAL FINANCING REQUIREMENTS AND LIMITED ACCESS TO FINANCING MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS.

        As of December 31, 1999, we had $8.7 million in cash, cash equivalents, restricted cash and short-term investments. In February 2000, we received $4.3 million from the sale of 1,200,000 shares of our common stock to the selling stockholders identified in this prospectus. Our future capital requirements will depend on many factors, including:

        -      our ability to establish and maintain collaborative arrangements;

        -      progress with preclinical testing and clinical trials;

        -      the time and costs involved in obtaining regulatory approvals;

        - the costs involved in filing, prosecuting and enforcing patent claims;

        -      competing technological and market developments;

        -      changes in our existing research relationships;

        -      continued scientific progress in our drug discovery programs;

        -      the magnitude of our drug discovery programs;

        -      the cost of manufacturing scale-up; and

        -      effective commercialization activities and arrangements.



                                       6.

        We intend to seek additional through funding collaborative arrangements or equity or debt financings. If additional financing is not available, we anticipate that our existing resources, will enable us to maintain our current and planned operations through the end of 2001. We may not be able to obtain financing on favorable terms, if at all, or enter additional collaborations to reduce our funding requirements. If we acquire funds by issuing securities, further dilution to existing stockholders may result. If we acquire funds through additional collaborations, we will likely have to relinquish some or all of the rights to products or technologies that we may have otherwise developed ourselves.

OUR HISTORY OF OPERATING LOSSES AND OUR EXPECTATIONS OF CONTINUING LOSSES MAY HURT OUR ABILITY TO CONTINUE OPERATIONS.

        We have experienced significant operating losses since our inception in 1987. As of December 31, 1999, we had an accumulated deficit of $137.0 million. We have not generated revenues from the commercialization of any product. All of our revenues to date have consisted of contract research and development revenues, license and milestone payments, research grants, certain asset divestitures and interest income. We expect to incur substantial net operating losses which may imperil our ability to continue operations. To achieve profitable operations, we, alone or with partners, must successfully identify, develop, register and market proprietary products. We may not be able to generate sufficient product revenue to become profitable on a sustained basis or at all.

IF WE CANNOT COST-EFFECTIVELY MANUFACTURE OUR PRODUCTS AND THE PRODUCTS OF OUR PARTNERS IN COMMERCIAL QUANTITIES AND IN COMPLIANCE WITH REGULATORY REQUIREMENTS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

               To be successful, our products and the products of our partners must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. We have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates or our partners' product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities in accordance with regulatory standards, either on our own our through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own our through contracts with third parties, such products at a cost or in quantities which are commercially viable.

THE LENGTHY APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS MAY DELAY OR PREVENT US FROM COMMERCIALIZING PRODUCTS.

        We cannot commercialize our products if we do not receive FDA or foreign approval for our products. Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. These regulations may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

        The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA or foreign clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain. The FDA or Epimmune and its collaborators may decide to discontinue or suspend clinical trials at any time if the subjects or patients who are participating in such trials are being exposed to unacceptable health risks or if the results show no or limited benefit in patients treated with the drug compared to patients in the control group.

        We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not receive the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if we obtain commercial



                                       7.

regulatory approvals, the approvals may significantly limit the indicated uses for which we may market our products. In addition, the FDA may continually review a product after its initial approval and commercialization. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

        To market any drug products outside of the United States, we are also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval be the FDA.

        Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices, GMP, requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA's GMP requirements subjects the manufacturer to possible FDA regulatory action. If we or our contract manufacturers, if any, fail to maintain compliance with the FDA's GMP requirements on a continuing basis, it could materially adversely affect our operations, commercialization efforts and profitability.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE.

        The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Our competitors may succeed in developing technologies and products that are more effective or affordable than any of the products we are developing or which would render our technology and products obsolete and noncompetitive. We compete with many public and private companies, including pharmaceutical companies, chemical companies, specialized biotechnology companies and academic institutions. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. In addition, many of our competitors have significantly greater experience conducting preclinical studies and clinical trials of new products, and in obtaining regulatory approvals for such products. Accordingly, some of our competitors may succeed in obtaining developing and commercializing products more rapidly or effectively than us, or in developing technology and products that would render our technology and products obsolete or noncompetitive. We are aware of companies that are pursuing the development of novel pharmaceuticals which target the same diseases that we are targeting. These and other efforts by potential competitors may be successful, and other technologies may be developed to compete with our technologies. If we cannot successfully respond to technological change in a timely manner, our commercialization efforts may be harmed.

        Our products under development address a range of markets. Our competition will be determined in part by the potential indications for which our compounds are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our products and competitive products. Accordingly, the relative speed with which we can develop products, compete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product effectiveness, safety, reliability, availability, price and patent position.

OUR FAILURE TO OBTAIN ISSUED PATENTS AND, CONSEQUENTLY, TO PROTECT OUR PROPRIETARY TECHNOLOGY, COULD IMPAIR OUR COMPETITIVE POSITION.

        Our success will depend in part on our ability to obtain patent protection for our products and processes, both in the United States and other countries. The patent position of biotechnology and pharmaceutical companies is



                                       8.

highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. We intend to file applications and pursue patent prosecution as appropriate for patents covering both our products and processes. We cannot be sure that patents will issue from any of the patent applications that we own or license or that, if patents do issue, that claims allowed will be sufficiently broad to protect our products and processes. In addition, we cannot be certain that third parties will not challenge, invalidate or circumvent any patents issued to us, or that the rights granted under the patents will provide proprietary protection to us.

        We also protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. We cannot be certain that our collaborative partners, employees and consultants will not breach these agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

WE MAY NOT BE ABLE TO COMMERCIALIZE OUR OTHER PRODUCTS UNDER DEVELOPMENT IF THEY INFRINGE EXISTING PATENTS OR PATENTS THAT HAVE NOT YET ISSUED, WHICH WOULD MATERIALLY HARM OUR BUSINESS.

        As is typical in the biotechnology industry, our commercial success will depend in part on our ability to avoid infringing patents issued to competitors or breaching the technology licenses upon which we might base our products. If we fail to obtain a license to any technology that we require to commercialize our products, or to develop an alternative compound and obtain FDA approval within an acceptable period of time if required to do so, our business would be harmed. Litigation, which could result in substantial costs to us, may also be necessary to enforce any patents issued to us or to determine the scope and validity of others' proprietary rights. In addition, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office which could result in substantial costs to determine the priority of inventions.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF OUR KEY SCIENTIFIC AND MANAGEMENT PERSONNEL AND OUR ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL PERSONNEL.

        We are highly dependent on the principal members of our scientific and management staff. We do not maintain key person life insurance on the life of any employee. Our future success also will depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional qualified personnel.

        There is intense competition for qualified personnel in the areas of our activities, and we cannot be sure that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the intense competition, we cannot be sure that we will be successful in adding technical personnel as needed to meet the staffing requirements of additional collaborative relationships. Our failure to attract and retain key personnel could be significantly detrimental to our product development programs and could harm our business.

IF WE DO NOT DEVELOP A SUFFICIENT SALES AND MARKETING FORCE, WE MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

        We have no experience in sales, marketing or distribution. Before we can market any of our products directly, we must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, we may obtain the assistance of a pharmaceutical company with a large distribution system and a large direct sales force. Other than our agreements with Searle and Takara, we do not have any existing distribution arrangements with any pharmaceutical company for our products under development. We cannot be sure that we can establish sales and distribution capabilities or successfully gain market acceptance for our products. If we cannot develop sales and distribution capabilities, we may not be able to successfully commercialize our products.



                                       9.

ADVERSE DETERMINATIONS CONCERNING PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS.

        Our ability to successfully commercialize our products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and we cannot be certain that adequate third-party coverage will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If we cannot obtain adequate third-party coverage for our products, it could harm our business.

PRODUCT LIABILITY RISKS MAY EXPOSE US TO SIGNIFICANT LIABILITY.

        Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. While we currently have product liability insurance, we cannot be sure that we can maintain such insurance on acceptable terms or that our insurance will provide adequate coverage against potential liabilities.

OUR USE OF HAZARDOUS MATERIALS COULD EXPOSE US TO SIGNIFICANT COSTS.

        Our research and development processes involve the controlled storage, use and disposal of hazardous materials, chemicals and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources.

        Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material capital expenditures for environmental control facilities in the near term, we cannot be sure that compliance with environmental laws and regulations in the future will not entail significant costs, or that our business will not be harmed by current or future environmental laws or regulations.

THE VOLATILITY OF THE PRICE OF OUR COMMON STOCK AND OUR DIVIDEND POLICY MAY HURT OUR STOCKHOLDERS.

        The market prices for securities of biotechnology companies, including our common stock, have historically been highly volatile and currently are of new record levels, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. The following factors may have a significant effect on the market price of our common stock:

        - announcements of technological innovations or new commercial therapeutic products by us or others;

        -      governmental regulation;

        -      developments in patent or other proprietary rights;

        - developments in our relationships with our collaborative partners;

        - public concern as to the clinical results and/or, the safety of drugs developed by us or others; and

        -      general market conditions.

        Fluctuations in financial performance from period to period also may have a significant impact on the market price of our common stock.



                                      10.

THE SUBORDINATION OF OUR COMMON STOCK TO OUR PREFERRED STOCK COULD HURT COMMON STOCKHOLDERS.

        Our common stock is expressly subordinate to our Series S and Series S-1 Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series S and Series S-1 Preferred Stock liquidation preference.

THE EFFECT OF ANTI-TAKEOVER PROVISIONS COULD ADVERSELY AFFECT OUR COMMON STOCKHOLDERS.

        Our certificate of incorporation includes a provision that requires the approval of holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock. This approval is not required in cases where certain of our directors approve the transaction or where certain minimum price criteria and other procedural requirements are met. Our certificate of incorporation also requires the approvals of holders of at least 66 2/3% of our voting stock to amend or change the provisions mentioned relating to the transaction approval. Finally, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting rather than by any consent in writing.

        Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND DEPRESS OUR STOCK PRICE.

        Our officers, directors and stockholders with at least 10% of our stock will together control approximately 46% of our outstanding common stock and preferred stock, on a combined, as-converted basis. If these officers, directors and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of mergers or other business combination transactions. The interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders. This concentration of ownership could depress our stock price.

WE HAVE NEVER PAID DIVIDENDS.

        We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.



                                      11.

                           FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.



                                      12.

                              SELLING STOCKHOLDERS

        We are registering for resale certain shares of our common stock held by the selling stockholders identified below. The following table sets forth:

        -  the name of the selling stockholders;

        - the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

        - the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

        - the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).

This information is based upon information provided by each respective selling stockholder, schedules 13G and other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 7,256,455 shares of common stock issued and outstanding as of February 16, 2000.


                                         SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                             PRIOR TO OFFERING          NUMBER OF            AFTER OFFERING
                                          -----------------------      SHARES BEING     ------------------------
SELLING STOCKHOLDERS                      NUMBER          PERCENT         OFFERED       NUMBER           PERCENT
--------------------                      ------          -------         -------       ------           -------
State of Wisconsin Investment Board    1,186,427           16.35%         840,000       346,427            4.77%
121 East Wilson Street
Madison, WI 53702

Biotechnology Value Fund II,L.P. (1)     403,500            5.56%         200,000        43,500               *
c/o Grosvenor Capital
Management, L.P.
227 W. Monroe Street, Suite 4800
Chicago, IL 60606

Biotechnology Value Fund, L.P (2)        403,500            5.56%         130,000        43,500               *
c/o Grosvenor Capital
Management, L.P.
227 W. Monroe Street, Suite 4800
Chicago, IL 60606

Investment 10, LLC (3)                   403,500            5.56%          30,000        43,500               *
c/o Grosvenor Capital
Management, L.P.
227 W. Monroe Street, Suite 4800
Chicago, IL 60606

__________________
* Less than 1%

(1) Includes 163,614 shares held by the Biotechnology Value Fund, L.P. and 30,000 shares held by Investment 10, LLC.

(2) Includes 209,886 held by the Biotechnology Value Fund II, L.P. and 30,000 shares held by Investment 10, LLC.

(3) Includes 209,886 held by the Biotechnology Value Fund II, L.P. and 163,614 shares held by the Biotechnology Value Fund, L.P.



                                      13.

                              PLAN OF DISTRIBUTION

        The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

        - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

        -      in the over-the-counter market;

        -      in private transactions;

        -      through options; and

        - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than under the terms of this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, will or gift such shares by other means not described in this prospectus.

        To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

        Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by Epimmune. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $56,400. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s).

                                  LEGAL MATTERS

        Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable, and that the shares which will be issued upon the exercise of certain warrants will be validly issued, fully paid and nonassessable.



                                      14.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 1999 as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.




                                      15.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.





                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
WHERE YOU CAN GET MORE INFORMATION ............................  3
EPIMMUNE INC ..................................................  4
USE OF PROCEEDS ...............................................  5
RISK FACTORS ..................................................  5

FORWARD-LOOKING STATEMENTS ....................................  12
SELLING STOCKHOLDERS ..........................................  13
PLAN OF DISTRIBUTION ..........................................  14
LEGAL MATTERS .................................................  14
EXPERTS .......................................................  15



                            ________________________



                                1,200,000 SHARES


                                  COMMON STOCK



                                  EPIMMUNE INC.



                            ________________________



                                   PROSPECTUS


                            ________________________



                             _________________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

        SEC Registration Fee .............................   $3,430
        Nasdaq National Market Listing Fee ...............  $12,000
        Legal fees and expenses ..........................  $30,000
        Accounting fees and expenses .....................   $6,000
        Transfer agent fees ..............................   $5,000
                                                            -------
                Total ....................................  $56,430
                                                            =======


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

       The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder

       At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

(a)     Exhibits.

Exhibit No.       Description
-----------       -----------
   4.1            Form of Common Stock Purchase Agreement between the Registrant and each selling stockholder dated February 15, 2000(1).

   5.1            Opinion of Cooley Godward LLP.

  10.1            Reference is made to Exhibit 4.1 above.

  23.1            Consent of Ernst & Young, LLP.

  23.2            Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

  24              Power of Attorney.  Reference is made to page II-4.

--------------------
(1) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.



                                     II-2.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                     II-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 15, 2000.

EPIMMUNE INC.

By: /S/ Deborah A. Schueren
   -----------------------------------
    Deborah A. Schueren,
    President, Chief Executive Officer
    and Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deborah A. Schueren, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                          Title                                       Date
      ---------                          -----                                       ----
  /S/ Deborah A. Schueren         President, Chief Executive Officer             March 15, 2000
-------------------------------   Chief Financial Officer and Director
Deborah A. Schueren               (Principal Executive Officer,
                                  Principal Financial and Accounting Officer)

  /S/ Howard E. Greene, Jr.       Director                                       March 15, 2000
------------------------------
Howard E. Greene, Jr.

  /S/ Nicole Vitullo              Director                                       March 15, 2000
------------------------------
Nicole Vitullo

  /S/ Nancy D. Rasmussen          Director                                       March 15, 2000
------------------------------
Nancy D. Rasmussen

  /S/ William T. Comer, Ph.D.     Director                                       March 15, 2000
------------------------------
William T. Comer, Ph.D.

  /S/ Michael G. Grey             Director                                       March 15, 2000
------------------------------
Michael G. Grey



                                     II-4.

                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
-----------       -----------
   4.1            Form of Common Stock Purchase Agreement between the Registrant and each selling stockholder dated February 15, 2000(1).

   5.1            Opinion of Cooley Godward LLP.

  10.1            Reference is made to Exhibit 4.1 above.

  23.1            Consent of Ernst & Young, LLP.

  23.2            Consent of Cooley Godward LLP.  Reference is made to Exhibit
                  5.1.

  24.1            Power of Attorney.  Reference is made to page II-4.

________________
(1) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.



                                     II-5.